Exhibit 2

MANAGEMENT INFORMATION CIRCULAR

SOLICITATION OF PROXIES

This Management Information Circular and the accompanying proxy form are furnished in connection with the solicitation of proxies by and on behalf of the management of ADB SYSTEMS INTERNATIONAL LTD. (the “Corporation”) for use at the annual and special meeting of shareholders of the Corporation (the “Meeting”) to be held on Wednesday, June 23, 2004 for the purposes set out in the accompanying notice of meeting.  In addition to the use of the mail, proxies may be solicited by officers, directors and regular employees of the Corporation personally or by telephone. The cost of such solicitation will be borne by the Corporation.

Accompanying this Circular is the 2003 Annual Report of the Corporation including the audited financial statements of the Corporation for the financial year ended December 31, 2003.  All dollar amounts contained in this Circular are expressed in Canadian dollars.

The persons named in the enclosed form of proxy, who are directors or officers of the Corporation, will vote the shares in respect of which they are appointed in accordance with the direction of the shareholders appointing them.  In the absence of such direction, such shares shall be voted for the election of directors and the appointment of auditors, as stated under those headings in this Management Information Circular.  The form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the notice of meeting and with respect to other matters which may properly come before the Meeting. If matters which are not now known should properly come before the Meeting, the shares represented by the proxy will be voted on such matters in accordance with the best judgment of the person voting such shares. A shareholder desiring to appoint some other person to represent him or her at the Meeting may do so either by inserting the name of such person in the blank space provided in the form of proxy or by completing another proxy in a form similar to the enclosed and, in either case, sending it to the Corporation or its transfer agent, Equity Transfer Services Inc., in the return envelope provided. Instruments appointing proxies to be used at the Meeting must be deposited with the Corporation or its transfer agent prior to the close of business on June 21, 2004, being the second business day preceding the Meeting, or delivered to the Chairman of the Meeting at the time of the Meeting.

ADVICE TO BENEFICIAL SHAREHOLDERS

The non-registered shareholders of the Corporation should review the information set forth in this section carefully. Shareholders who do not hold their shares in their own name (referred to in this Management Information Circular as “Beneficial Shareholders”) should note that only proxies deposited by shareholders who appear on the records maintained by the Corporation’s registrar and transfer agent as registered holders of shares will be recognized and acted upon at the Meeting. If shares are listed in an account statement provided to a shareholder by a broker, those shares will, in all likelihood, not be registered in the shareholder’s name. Such shares will more likely be registered under the name of the shareholder’s broker or an agent of that broker. In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for The Canadian Depositary for Securities Limited, which acts as nominee for many Canadian brokerage firms). In the United States, the vast majority of such shares are registered in the name of CEDE & Co. (the registration name for The Depository Trust Company, which acts as nominee for many U.S. brokerage firms). Shares held by brokers (or their agents or nominees) on behalf of a broker’s client can only be voted at the direction of the Beneficial Shareholder. Without specific instructions, brokers and their agents and nominees are prohibited from voting shares for the broker’s clients. Therefore, each Beneficial Shareholder should ensure that voting instructions are communicated to the appropriate person well in advance of the Meeting.

National Instrument 54-101 of the Canadian Securities Administrators requires brokers and other intermediaries to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings. The various brokers and other intermediaries have their own mailing procedures and provide their own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their shares are voted at the Meeting. The form of proxy supplied to a Beneficial Shareholder by its broker (or the agent of the broker) is substantially similar to the form of proxy provided directly to registered shareholders by the Corporation. However, its purpose is limited to instructing the registered shareholder (i.e., the broker or agent of the broker) how to vote on behalf of the Beneficial Shareholder. The vast majority of brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communications (“ADPIC”) in Canada. ADPIC typically prepares a machine-readable voting instruction form, mails those forms to Beneficial Shareholders and asks Beneficial Shareholders to return the forms to ADPIC, or otherwise communicate voting instructions to ADPIC (by way of the Internet or telephone, for example). ADPIC then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the Meeting. A Beneficial Shareholder who receives an ADPIC voting instruction form cannot use that form to vote shares directly at the Meeting. The voting instruction forms must be returned to ADPIC (or instructions respecting the voting of shares must otherwise be communicated to ADPIC) well in advance of the Meeting in order to have the shares voted. If you have any questions respecting the voting of shares held through a broker or other intermediary, please contact that broker or other intermediary for assistance.

Although a Beneficial Shareholder may not be recognized directly at the Meeting for the purposes of voting shares registered in the name of his or her broker (or an agent of such broker), a Beneficial Shareholder may attend the Meeting as proxyholder for the registered shareholder and vote the shares in that capacity. Beneficial Shareholders who wish to attend the Meeting and indirectly vote their shares as proxyholder for the registered shareholder, should enter their own names in the blank space on the proxy form provided to them by their broker (or the broker’s agent) and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker (or the broker’s agent).

All references to shareholders in this Management Information Circular and the accompanying form of proxy and Notice of Meeting are to registered shareholders unless specifically stated otherwise.

REVOCATION OF PROXY

A shareholder executing the enclosed form of proxy has the power to revoke it. In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing deposited at the registered office of the Corporation or its transfer agent at any time up to and including the last business day preceding the day of the Meeting or any adjournment thereof at which the proxy is to be used or with the Chairman of the Meeting on the day of the Meeting or adjournment thereof, and upon either of such deposits the proxy shall be revoked.

INTEREST OF CERTAIN PERSONS AND CORPORATIONS

IN MATTERS TO BE ACTED UPON

No person who has been a director or senior officer of the Corporation since the beginning of the last financial year and no person who is a proposed nominee for election as a director of the Corporation and no associate or affiliate of any such director, senior officer or proposed nominee has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting except as disclosed herein.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The authorized capital of the Corporation consists of an unlimited number of common shares and an unlimited number of preference shares, issuable in series, of which 61,420,621 common shares of the Corporation are issued and outstanding as of May 7, 2004. Each common share entitles the holder thereof to one vote per share at the Meeting.

The record date for the determination of shareholders entitled to receive notice of the Meeting has been fixed as May 7, 2004. A quorum for the transaction of business at the Meeting is at least two shareholders represented in person or by proxy holding not less than 20% of the outstanding shares of the Corporation entitled to vote at the Meeting.

All shareholders of record as at the close of business on the record date will be entitled to vote at the Meeting except to the extent that any such shareholder has since the record date transferred any of his or her shares. In such case, a transferee of those shares may produce properly endorsed share certificates, or otherwise establish that he or she owns the shares and provided that he or she has demanded, no later than ten days before the Meeting, that the Corporation recognize the transferee as a person entitled to vote the transferred shares, such transferee will be entitled to vote such shares at the Meeting.

To the knowledge of the directors and officers of the Corporation, as of the date hereof no person, other than Jeffrey Lymburner, owns beneficially, directly or indirectly, or exercises control or direction over securities of the Corporation carrying more than five percent of the voting rights attaching to all voting securities of the Corporation.

ELECTION OF DIRECTORS

The Articles of the Corporation currently provide for a Board of Directors consisting of not less than 3 and not more than 15 directors, to be elected annually. The Business Corporations Act (Ontario) provides that, where a minimum and maximum number of directors is provided for in the articles of a company, the directors of that company may, if empowered by special resolution of its shareholders, by a resolution determine the number of directors to be elected at each annual meeting of the shareholders. The Board of Directors of the Corporation has the authority to fix the number of directors to a number within the minimum and maximum number of directors as set forth in the Articles of the Corporation. The Board of Directors has determined by resolution that the size of the Board is 7 directors.

On September 7, 2001, the Corporation entered into an agreement (the “Board Representation Agreement”) with LimeRock Partners LLC (“LR”), Jan Pedersen (“Pedersen”), and Sandnes Investering, Rogaland Investering, AIG Private Bank Ltd. and Karstein Gjersvik (together, the “Other Nominating Shareholders”) in connection with the acquisition of ADB Systemer ASA of Sola, Norway.  LR, Pedersen and the Other Nominating Shareholders were the largest shareholders of ADB Systemer.

Pursuant to the Board Representation Agreement, LR, Pedersen and the Other Nominating Shareholders were each entitled to nominate one person to the Board of Directors of the Corporation. The board representation rights conferred on LR, Pedersen and the Other Nominating Shareholders are subject to their continued ownership of shares of the Corporation above certain specified thresholds.  These rights are also subject to the satisfaction of Canadian residency and other regulatory issues.

LR no longer meets the threshold of share ownership required under the Board Representation Agreement and therefore does not have a right to board representation.  Pedersen has advised the Corporation that he will serve as his own nominee on the Board. The Other Nominating Shareholders have advised that they will forego their right to Board representation until the next annual meeting of the Corporation.

The following information relates to the election of directors of the Corporation and to the persons proposed to be nominated for election as directors. The Board of Directors presently consists of 7 directors whose term of office expires at the next annual meeting of shareholders or until successors are elected or appointed.  Management proposes that the persons named below be nominated at the Meeting for re-election as directors of the Corporation to serve until the next annual meeting of shareholders or until successors are elected or appointed. In the event that any of the nominees are unwilling or unable to seek re-election, it is intended that the discretionary authority given in the proxies hereby solicited will be exercised to vote such proxies for the election of other persons as directors.

Unless directed to the contrary, the enclosed proxy will be voted FOR the nominees listed below (or for substitute nominees in the event of contingencies not known at present) who will serve until the next annual meeting of shareholders or until their successors are elected or appointed.

The following table sets out the names of the persons nominated by management for election of directors.  The table includes information furnished by the nominees individually concerning their principal occupations, employment, common shares beneficially owned by them or over which they exercise control or direction and certain other information:

Name and Municipality of Residence	Director Since	Position with the Corporation	Approximate number of shares of the Corporation beneficially owned directly or indirectly
JEFFREY LYMBURNER, 47, Oldsmar, Florida	May 28, 1996	Chief Executive Officer, Director & Acting Chairman	3,211,975
T. CHRISTOPHER BULGER, 47, Toronto, Ontario	May 28, 1996	Director	15,000
PAUL GODIN, 51, Kleinburg, Ontario	May 28, 1996	Director	232,667
JIM MOSKOS, 41, Toronto, Ontario	June 7, 1999	President, ADB Technology Group & Director	21,375
JAN PEDERSEN 46, Sola, Norway	June 12, 2002	President, ADB Systemer AS & Director	767,019
DARROCH ROBERTSON, 52 London, Ontario	June 25, 2003	Director	5,000
GLEN WHYTE, 47, Toronto, Ontario	April 16, 2003	Director	208,333

The number of common shares beneficially owned by directors and officers as a group is 4,461,369 representing approximately 7.3% of the issued shares of the Corporation.

Set forth below are particulars of the principal occupations for at least the preceding five years of the above named nominees:

JEFFREY LYMBURNER

Acting Chairman

Mr. Lymburner has been Chief Executive Officer since August 1, 1999 and was a founding shareholder of the Corporation. He was President of the Corporation from its founding in 1995 to October 11, 2001.  Prior to the founding of the Corporation, Mr. Lymburner was President of Completely Mobile Inc., a cellular and wireless data business, from 1990 to 1995.

T. CHRISTOPHER BULGER

Member of the Management Resources and Compensation, Corporate Governance and Audit Committees

Mr. Bulger is the Chairman and CEO of Megawheels Technologies Inc., a web-centric classified advertising platform provider for newspapers, with enterprise systems for retailers in the automotive and real estate sectors.                                                Mr. Bulger served as Executive Vice President of the Corporation from September 1998 to December 1999 and Chief Financial Officer of the Corporation from April 1996 to September 1998.

PAUL GODIN

Member of the Management Resources and Compensation and Corporate Governance Committees

Mr. Godin is a private investor.  From September 1999 to March 2001, Mr. Godin was Chairman of The Art Vault International Limited.  Aside from being one of the founding shareholders of the Corporation in 1995, Mr. Godin was Chief Executive Officer of the Corporation from its founding in 1995 to August 1, 1999, and Chairman of the Board of Directors from June 17, 1996 to June 14, 2000.

JIM MOSKOS

Mr. Moskos has been President of the ADB Technology Group since October 19, 1999.  Mr. Moskos served as Vice President - Technology of the Corporation from September 1997 to October 19, 1999.  From September 1994 to August 1997, Mr. Moskos was Senior Technology Manager for the Canadian Department of Indian Affairs and Northern Development responsible for setting the technical direction for all aspects of application development.

JAN PEDERSEN

Mr. Pedersen was appointed President of our Norwegian Operations on October 11, 2001. Prior to that, Mr. Pedersen founded and acted as CEO of ADB Systemer ASA since 1988.

DARROCH (RICK) ROBERTSON

Member of the Audit Committee

Mr. Robertson has been an Associate Professor of Business at the Richard Ivey School of Business, The University of Western Ontario, for the past five years.  He is also the Director of the undergraduate HBA program at the Ivey School.  Mr. Robertson is a director and chair of the audit committee of Stackpole Limited, a TSX listed company.  Mr. Robertson is also an elected member of council for the Institute of Chartered Accountants of Ontario, where he currently serves on the audit committee and by-laws committee.

GLEN WHYTE

Member of the Management Resources and Compensation and Governance Committees

Mr. Whyte is Associate Dean, Curriculum, Rotman School of Management, University of Toronto - a position he was appointed to in 2001. In 2000, Mr. Whyte was the Conway Chair in Business Ethics, Rotman School of Management.  From 1998 to 1999, Mr. Whyte was the Simon Reisman Chair at the Treasury Board of Canada Secretariat.  In 1998, Mr. Whyte was Full Professor, Organizational Behaviour and Human Resource Management, Rotman School of Management.

APPOINTMENT OF AUDITORS

The Audit Committee has recommended the reappointment of Deloitte & Touche LLP, Chartered Accountants to audit the Corporation’s financial statements for 2004.  The persons specified in the enclosed proxy intend to vote the shares represented by the proxies solicited in respect of the Meeting, on any ballot that may be called for, unless authority to do so is withheld, IN FAVOUR OF the reappointment of the firm of Deloitte & Touche LLP, Chartered Accountants, 181 Bay Street, Suite 1400, Toronto, Ontario, M5J 2V1, as the auditors of the Corporation to hold office until the next annual general meeting of the shareholders and authorizing the Audit Committee to fix the remuneration of the auditors. Deloitte & Touche LLP was first appointed as the Corporation’s auditors on January 10, 1996.

A representative of Deloitte & Touche LLP will attend the Meeting and will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions.

Fees of Auditors

Year	Audit Fees(1)	Review Fees(2)	Tax Fees(3)	Other Fees(4)
2002	$184,500	$54,000	$31,203	$18,190
2003	$160,000	$66,000	$71,450(5)	$18,750

(1)          Audit Fees represent costs associated with the audit of the Corporation’s financial statements including U.S. GAAP and U.S. GAAS.

(2)          Review Fees represent costs associated with reviews of the Corporation’s quarterly financial press releases and shareholders reports.

(3)          Tax Fees represent costs associated with the preparation of the Corporation’s annual tax filings, tax planning & advice.

(4)          Other fees represent costs associated with the review and recommended accounting treatment related to complicated contracts or arrangements.

(5)          $28,500 of this amount represents a fee that was recovered by the Corporation.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires pre-approval of all audit or non-audit services by the Audit Committee before an auditor is engaged by the Corporation or its subsidiaries.  All of the services described above were pre-approved by the Audit Committee.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLES

The following table provides a summary of compensation earned during the most recently completed fiscal year by our Chief Executive Officer and our four highest paid executives, other than the Chief Executive Officer, who earned in excess of $100,000.

					Awards
						Restricted
		Annual Compensation			Options/	Shares or	Payouts
				Other Annual	SARs	Restricted	LTIP	All Other
		Salary	Bonus	Compensation	Granted	Share Units	Payout	Compensation
Name And Principal Position	Year	($)	($)	($)(1)	(#) (2)	($)	($)	($)

Jeffrey Lymburner	2003	140,150	$3,503	16,818	Nil	Nil	Nil	Nil
CEO (3)	2002	157,760	Nil	25,242	110,000	Nil	Nil	Nil
	2001	317,987	Nil	12,720	271,875	Nil	Nil	Nil

Mark Wallace	2003	181,846	Nil	7,731	Nil	Nil	Nil	Nil
President (4)	2002	200,000	Nil	22,800	226,667	Nil	Nil	Nil
	2001	250,000	Nil	12,000	115,625	Nil	Nil	Nil

James Moskos	2003	193,333	15,000	12,000	220,202	Nil	Nil	Nil
President, Technology Group	2002	200,000	Nil	12,000	214,167	Nil	Nil	Nil
	2001	250,000	Nil	12,000	115,625	Nil	Nil	Nil

Jan Pedersen	2003	181,843	40,358	Nil	22,378	Nil	Nil	Nil
President, Norwegian Operations (5)	2002	165,500	47,000	Nil	214,167	Nil	Nil
	2001	205,276	2,953	4,000	37,500	Nil	Nil	Nil

Aidan Rowsome	2003	173,430	10,033	17,747	122,580	Nil	Nil	Nil
Vice-President, Global Sales (6)	2002	168,000	5,500	16,500	163,125	Nil	Nil	Nil
	2001	200,140	75,163	15,595	44,530	Nil	Nil	Nil

(1)          Received on account of car reimbursement expenses, income derived from the exercise of options and automobile leases.

(2)          All numbers have been adjusted to reflect the two for one consolidation of our shares in October, 2001.

(3)          Mr. Lymburner’s salary is U.S. $100,000.  He also served as President from August, 1998 to October, 2001.

(4)          Joined the Corporation on May 17, 1999.  Mr. Wallace was Executive Vice President, General Counsel and Corporate Secretary from May 1999 to November 1999 and Chief Operating Officer from November 1999 to October, 2001. Mr. Wallace resigned from the Corporation on August 22, 2003.

(5)          Joined the Corporation on October 11, 2001, upon the acquisition of ADB Systemer.

(6)          Joined the Corporation as Managing Director, Europe in August 1999. Became our Vice-President, Global Sales in October 2001.

Messrs. Lymburner, Moskos, Pedersen and Rowsome have volunteered salary reductions in the 2002 and 2003 calendar years, ranging from fifteen percent to fifty percent.  In exchange for the foregone salary, the executives were granted stock options, vesting quarterly in arrears, in an amount equal to the amount of foregone salary divided by the exercise price of the options (being the market price of the Corporation’s shares on the day prior to the date of the grant). These salary reductions took effect January 1, 2002.  The salary reductions will not affect any severance entitlement for the individuals concerned.

The following table sets forth information concerning share and option ownership of each of our current directors and officers as of May 7, 2004:

Name	Number of Common Shares Owned(1)(2)	Number of Common Underlying Options(3)	Range of Exercise Prices of Options	Range of Expiration Dates of Options	Percentage of Common Shares Beneficially Owned(4)
Christopher Bulger	15,000	62,000	$0.36-$0.48	05/10/04-07/03/06	*

Paul Godin	232,667	25,000	$0.36 - $0.48	05/10/04-07/03/06	*

Jeffrey Lymburner	3,211,975	50,000	$0.36-$0.48	05/10/04/-11/27/04	5.2%

Jim Moskos	21,375	434,369	$0.33-$0.48	05/10/04-08/15/09	*

Rick Robertson	5,000	30,000	$0.37	07/03/06	*

Glen Whyte	208,333	—	—	—	*

Michael Robb	Nil	43,250	$0.22-$0.48	11/27/04-08/15/06	*

Jan Pedersen	767,019	206,545	$0.33-$0.48	05/10/04-07/03/06	1.6%

Aidan Rowsome	Nil	255,705	$0.33 - $0.48	05/10/04-08/15/06	*

* Represents less than 1%.

(1)                All numbers adjusted to reflect the two for one consolidation of our shares in October 2001.

(2)                Represents shares owned beneficially by the named individual other than those shares which may be acquired under our Corporation’s option plans.  Unless otherwise noted, all persons referred to above have sole voting and sole investment power.

(3)                Includes all shares which the named individual has the right to acquire under all vested and unvested options and warrants granted to such individual under the Corporation’s option plan.

(4)                This information is based on 61,420,621 common shares outstanding as of May 7, 2004.  Common shares subject to options exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

OPTION/SAR GRANTS DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR

The following table sets forth details of the option grants to our Chief Executive Officer and our four highest paid executives, other than the Chief Executive Officer, who earned in excess of $100,000 during the fiscal year ended December 31, 2003.

Name	Securities Under Options/SARs Granted (#)		% of Total Options/SARs Granted to Employees in Financial Year	Exercise or Base Price ($/Security)	Market Value of Securities Underlying Options/SARs on the Date of Grant ($/Security)	Expiration Date
Jeffrey Lymburner	Nil		Nil	Nil	Nil	Nil

Mark Wallace	Nil		Nil	Nil	Nil	Nil

James Moskos	20,202	(1)	1.8%	0.33	0.33	7/03/06
	100,000	(2)	9.1%	0.35	0.35	8/15/06
	100,000		9.1%	0.35	0.35	8/15/06

Jan Pedersen	22,378	(1)	2.0%	0.33	0.33	7/03/06

Aidan Rowsome	22,580	(1)	2.1%	0.33	0.33	7/03/06
	100,000		9.1%	0.35	0.35	8/15/06

(1)          These options were granted in respect of the salary reductions on the terms described above.

(2)          These options were performance incentive options, most of which vest only upon the attainment of specified business and financial results and some of which vested and became exercisable the date of their grant.

AGGREGATED OPTION/SAR EXERCISES DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR AND FINANCIAL YEAR-END OPTION/SAR VALUES

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)(1)	Unexercised Options/SARs at FY-End Exercisable/ Unexercisable	Value of Unexercised in-the-Money Options/SARs at FY-End ($) Exercisable/ Unexercisable
Jeffrey Lymburner	Nil	Nil	80,000/0	4,000/0

Mark Wallace	Nil	Nil	Nil	Nil

James Moskos	Nil	Nil	234,369/200,000	6,314/4,500

Jan Pedersen	Nil	Nil	156,554/50,000	2,766/0

Aidan Rowsome	Nil	Nil	72,400/50,000	7,781/0

(1)          Aggregate value realized is calculated as the difference between market value at exercise and the exercise price.

Compensation of Directors

For the 2003 financial year, the directors received no fees for meetings of the Board or committees of the Board which they attend, and no fee for the signing of any resolution of directors or documents on behalf of the Corporation.

All directors are reimbursed for reasonable out-of-pocket travel and other expenses incurred by them in attending meetings of the Board or Committee meetings.

Directors and Officers Liability Insurance

The Corporation currently maintains Directors and Officers liability insurance in the amount of $5,000,000 in the aggregate for the term May 1, 2004 to April 30, 2005. All directors are entitled to full reimbursement for director liability without deduction. There is a deductible of $100,000 ($250,000 for a Securities Claim) for each claim against the Corporation out of which the claim for reimbursement by individual directors arises. The aggregate annual premium for the policy is $168,000.00.  No director or officer will pay any portion of this premium.

COMPOSITION OF MANAGEMENT RESOURCES AND COMPENSATION COMMITTEE

The Management Resources and Compensation Committee (the “Committee”) of the Corporation consists of Christopher Bulger (Chairman), Paul Godin, and Glen Whyte, all of whom are directors of the Corporation.

Report on Executive Compensation

The Committee is responsible for: (a) recommendations to the Board regarding the appointment or removal of executives officers, reviewing the performance of executive officers and fixing their compensation; and (b) establishing incentive policies for the Corporation and overseeing its stock option plan. The Committee also reviews other compensation, performance, and succession matters within the Corporation from time to time, including the compensation of directors. The Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of compensation policies.

The Committee is committed to implementing a compensation program that furthers the Corporation’s objectives. The program includes the review and implementation of programs with respect to: (a) total compensation which strengthens the relationship between pay and performance; and (b) compensation opportunities that enhance the Corporation’s ability to attract, retain and encourage the development of knowledgeable, experienced and capable management and employees.

Salaries

Base salaries for executive positions are determined in relation to the person’s duties and responsibilities, the skill and knowledge required for such position and competitive market rates. Base salaries are targeted at competitive levels and are adjusted by the Committee to recognize varying levels of responsibility, prior experience, knowledge, performance and the market rates for such individuals.

Short-Term Incentives

Except for sales employees who are entitled to a bonus based on the achievement of revenue targets, stock options are the only incentive compensation for executives and employees of the Corporation (see “Long-Term Incentives” below).

Long-Term Incentives

Long-term incentives in the form of stock options are provided to directors, officers and employees, to address the Corporation’s goals of attracting and retaining capable management and employees and providing total compensation competitive with the Corporation’s competitors. The use of stock options is designed to create shareholder value over the long-term by encouraging equity ownership in the Corporation by such persons.

When awarding long-term incentives, the Committee considers levels of responsibility, skills and knowledge, prior experience and individual performance criteria.

2004 Outlook

It is the expectation of the Committee that executive and employee retention will continue to be an issue in 2004.  The Committee believes that human resources are one of the most valuable assets of the Corporation, and will continue to closely monitor compensation in that regard.

Submitted on behalf of the Committee.

Christopher Bulger (Chairman)

Paul Godin

Glen Whyte

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements of the Corporation with management and its independent auditors.  Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 20-F for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Submitted on behalf of the Audit Committee.

Darroch Robinson

T. Christopher Bulger

AUDIT COMMITTEE FINANCIAL EXPERT

The Corporation’s Board of Directors has determined that it has at least one audit committee financial expert serving on the Audit Committee.  The Board of Directors has determined that Darroch Robertson is a financial expert.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

No person who is, or at anytime during the most recently completed financial year was, a director, executive officer or senior officer of the Corporation or any proposed management nominee for election as a director of the Corporation, or any associate of any such director, officer or proposed management nominee is or has been indebted to the Corporation at any time during the last completed financial year.

INTERESTS OF INSIDERS IN MATERIAL TRANSACTIONS

Other than the transactions referred to herein, there have been no transactions since the beginning of the Corporation’s last completed financial year or any proposed transaction, which have materially affected or would materially affect the Corporation in which any director or senior officer of the Corporation, any proposed management nominee for election as a director of the Corporation, any person or company who owns of record, or is known by the Corporation to own beneficially, directly or indirectly, more than 10% of any class of securities of the Corporation, or any associate or affiliate of any of the foregoing persons or companies has a direct or indirect interest.

During the period form January 1 to June 26, 2003, the Corporation issued 4,879,000 common shares at a price of $0.24 per share and 2,733,000 common share-purchase warrants exercisable into one common share at $0.40 per share for net proceeds of $1.148 million.  Included in this private placement were 2,146,000 shares issued to Jeffrey Lymburner, CEO and director of the Corporation for total net proceeds of $505,000.

On August 19, 2003 the Corporation issued to private investors Series E secured subordinate notes in the aggregate principal amount of $1.0 million for net proceeds of  $987,000.  A total of $100,000 of the principal amount of Series E notes was issued to the following directors and/or senior officers of the Corporation: Paul Godin a director of the Corporation, was issued Series E notes in the principal amount of $50,000; James Moskos, an officer and director of the Corporation was issued Series E notes in the principal amount of $35,000; and Mike Robb, an officer of the Corporation was issued Series E notes in the principal amount of $15,000.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Toronto Stock Exchange (the “TSX”) has issued guidelines for effective disclosure corporate governance practices by corporations having shares listed on the TSX. A statement of such practices must be included in the annual report or information circular. The Corporation’s directors have adopted and are guided by the corporate governance practices, outlined in Schedule “A” attached to this Circular, which management believes are in compliance with TSX guidelines.

SHAREHOLDER PROPOSALS

The final due date by which the Corporation must receive shareholder proposals for inclusion in a management information circular and proxy for the annual meeting of Shareholders of the Corporation to be held in 2005 is December 31, 2004.

SPECIAL BUSINESS

ADVANCE APPROVAL OF ISSUANCE OF SECURITIES BY PRIVATE PLACEMENT

The Corporation from time to time investigates opportunities to raise funds on advantageous terms to finance the Corporation’s activities and general corporate needs.  As a result, the Corporation may undertake financings over the ensuing year and it is expected that some of these financings may be structured as private placements.  In addition, management of the Corporation may identify strategic acquisition opportunities which may necessitate issuance of shares from the Corporation’s treasury.  Canadian securities regulators have a policy that restricts the number of shares that can be issued either by private placement or for the purposes of an acquisition without shareholders approval to 25% of the issued and outstanding shares of the company before giving effect to the transaction.

Shareholders are being asked to pass a resolution, the text of which is set forth in Schedule “B” attached hereto authorizing the Corporation to enter into agreements with parties during the ensuing 12 month period providing for the issuance by way of private placement or upon an acquisition of up to 100% of the issued and outstanding shares of the Corporation as at the date of the Meeting.

Management considers that obtaining such an authorization from shareholders at this time is in the best interests of the Corporation as it will permit the Corporation to take advantage of financing and acquisition opportunities which may arise in the ensuing 12 months without incurring the expense and delay involved in convening a special shareholders’ meeting.

The general authority conferred on management by such resolution shall be limited in that management will not enter into any transaction involving the issue of more than 25% of the outstanding shares of the Corporation in any of the following circumstances without first obtaining specific shareholder approval:

(a)                   any transaction inconsistent with or resulting in a fundamental change to the Corporation’s principal business;

(b)                  any transaction with insiders or related parties to the Corporation or otherwise requiring shareholder approval pursuant to applicable securities legislation, regulation or policy;

(c)                   any transaction where 50% of the shares to be issued are issued to non-arm’s length placees or where such non-arm’s length placees shall have within the previous twelve months acquired more than 20% of the issued shares of the Corporation after giving effect to the particular private placement; and

(d)                  any transaction resulting in a change of control of the Corporation.

The authority conferred by the resolution set out in Schedule “B” to this Management Information Circular shall expire immediately prior to the next annual meeting of the Corporation unless renewed.

Such share transactions will only be negotiated if management believes the issue price is reasonable in the circumstances and if the funds are required by the Corporation to continue its activities, and the particular acquisition is consistent with the Corporation’s investment objectives and policies or for other valid corporate purposes.  No change in control of the Corporation is contemplated as a result of such share transaction.  All such share transactions authorized hereunder will comply with all applicable regulatory and stock exchange regulations and policies.

In the event that the shareholders do not pass the proposed resolution authorizing the Corporation to issue up to 100% of the number of shares outstanding as at the date of the Meeting, the Corporation may be required to seek shareholder approval for specific share transactions thereafter.

Unless a shareholder who has given a proxy has instructed that the shares represented by such proxy are to be voted AGAINST, on any ballot that may be called for regarding the authorization of the issue of additional shares, the person named in the enclosed proxy will cast the shares represented by such proxy FOR authorization of the issue of such additional shares.

PARTICULARS OF OTHER MATTERS TO BE ACTED ON

The management of the Corporation knows of no matters to come before the Meeting other than the matters referred to in the Notice of Meeting.

The Board of Directors of the Corporation has approved the contents of this Information Circular and the mailing of same on or about May 11, 2004 to shareholders of record on May 7, 2004, to each director of the Corporation and to the auditors of the Corporation.

DATED at Mississauga, Ontario this 11th day of May, 2004.

BY ORDER OF THE BOARD

C/s Jeffrey Lymburner

Jeffrey Lymburner
Chief Executive Officer

SCHEDULE “A”

Statement of Corporate Governance Practices

TSX Corporate Governance Guidelines	ADB’s Procedures
1. Stewardship of the Company

The Board of Directors is responsible for overseeing and directing the affairs of the Corporation in the best interests of all shareholders in conformity with all applicable legal, accounting and reporting requirements.

Strategic Planning and Managing Risk

The Board participates in and considers strategic planning and associated business risks, and if deemed appropriate, adopts plans developed by Management. Management has primary responsibility for developing such strategic plans.

The Audit Committee meets regularly to monitor and review financial risks and to assess the practices and policies of internal and external auditors.

Succession Planning and Senior Management

The Board takes responsibility for appointing those members of senior management who become officers of the Corporation. Management of the Corporation makes recommendations to the Board as to various senior management positions for their consideration and appointment.

The Board approves the CEO’s strategic plan and regularly monitors the performance of senior management against the plan.

Communications Policy

The Board and Management have established policies and procedures to ensure effective corporate communications between the Corporation, its shareholders, other stakeholders and the public. These practices include establishing controls over the dissemination of confidential information and ensuring that material information is disclosed to shareholders on a regular and timely basis.

Integrity and Internal Control

The Board, through the Audit Committee, reviews and approves methods of controlling corporate assets, information systems and the financial reporting processes in accordance with generally accepted accounting principals.  The Chief Financial Officer meets regularly with the Audit Committee and apprises the Committee of the status and results of internal and external audits.

2. Board Independence

The Board is composed of seven members and four out of seven directors are unrelated directors (those independent from management or any significant controlling shareholders).  Jeff Lymburner, Jan Pedersen and Jim Moskos are

officers of the Corporation, and are the related directors. The Corporation does not have a controlling shareholder.

3. Individual Unrelated Directors

None of the directors of the corporation hold more then 10% of the shares of the Corporation.  The four unrelated directors come from a variety of professional backgrounds, and none have received any fees from the corporation (aside from the compensation set out below in section 8) and are not parties to any material contracts with the corporation.

4. Nominating Committee

The corporation does not have a separate nominating committee, but the Corporate Governance Committee is responsible for proposing and reviewing Board nominations.  The Corporate Governance Committee is comprised entirely of unrelated directors.

5. Assessing the Board’s Effectiveness

The Corporate Governance Committee is responsible for assessing the effectiveness of the Board.  The Board intends to establish a formal process for assessing the performance of the Board and the contribution of individual directors.

6. Orientation and Education of Directors

The Corporation’s orientation and education program for new directors is administered by the Corporate Secretary with direction from the Corporate Governance Committee.  All new Board members are invited to tour the offices of the Corporation and meet directly with management prior to joining the Board.  In addition, directors may be provided with a record of minutes from previous directors meetings, a copy of each Committee’s charter, press releases, annual reports and marketing materials.

7. Effective Board Size

The size of the Board consisted of 7 members in 2003.  The Board believes that the proposed membership and size are appropriate to carry out its duties effectively and to provide a sufficient diversity of views and experiences.

8. Compensation of Directors

The Corporation’s Management Resources and Compensation Committee is responsible for reviewing the compensation of directors.  The directors received no fees for the 2003 financial year other than for reasonable out of pocket travel and other expenses incurred by members for attending Board or Committee meetings.  The Corporation grants directors incentive stock options to encourage their serving on the Board and Committees, to afford them the opportunity to be compensated properly, and to provide them with an equity stake in the Corporation.

9. Committees and Outside Directors	The Board has appointed three committees: • The Audit Committee • The Management Resources and Compensation Committee • The Corporate Governance Committee

The Audit Committee, all of whose members are unrelated, meets with Management and the Corporation’s auditors on a periodic basis, before the release of quarterly results and before submission of the Corporation’s annual financial statements to the Board. The Committee is responsible for the review and assessment of the audit practices and internal controls of the Corporation, inquiry of the auditors as to cooperation in access and disclosure by Management and the ultimate approval of the Corporation’s annual financial statements for submission to the Board and to the shareholders.

The Management Resources and Compensation Committee, all of whose members are unrelated, is responsible for recommendations to the Board regarding the appointment or removal of executive officers, reviewing the performance of the executive officers and fixing their compensation. The committee is also responsible for administering the stock option plan of the Corporation and ensuring that salary and benefit programs are continuously suitable for acquiring, retaining and motivating employees.

The Corporate Governance Committee, all of whose members are unrelated, oversees the implementation of the Corporation’s governance guidelines.  The Committee also oversees the process for nominations to the Board of Directors and assesses the overall effectiveness of the Board.

10. Approach to Corporate Governance	The Corporate Governance Committee is responsible for establishing the Corporation’s governance guidelines and for reviewing this statement of corporate governance practices.

11. Position Descriptions

The Corporate Governance Committee is currently tasked with developing formal position descriptions for the Chair of the Board and the CEO.  The Committee intends to present its recommendation to the Board for consideration and approval at the next meeting of the Board of Directors following completion of the committee’s work.

12. Board Independence

The Board’s three Committees are comprised entirely of directors not involved in the management of the Corporation.  The acting Chairman of the Board, Jeff Lymburner is also the CEO of the Corporation, but the Board intends to separate the Chairman and CEO roles.

13. Audit Committee

The Corporation’s Audit Committee is comprised of outside directors of the Corporation.  The Committee’s Charter has been defined and approved by the Board. The Committee is responsible for the appointment, compensation, and oversight of the work of the Corporation’s auditors (including resolution of disagreements between management and the auditor regarding financial reporting) reviewing the Corporation’s financial reporting and internal control systems. The Corporation’s auditors and the CFO of the Corporation regularly report directly to the Committee.

14. Outside Advisers	Individual directors can engage outside advisors with the authorization of the Board.

SCHEDULE “B”

ORDINARY RESOLUTION
OF THE SHAREHOLDERS OF
ADB SYSTEMS INTERNATIONAL LTD.
(the “Corporation”)

ADVANCE APPROVAL OF ISSUANCE OF SECURITIES BY PRIVATE PLACEMENT

BE IT RESOLVED THAT:

The Shareholders of the Corporation hereby authorize the Board of Directors to issue additional shares in the capital of the Corporation by way of private placement or in connection with a business acquisition up to a number equal to the outstanding share capital of the Corporation as at the date of adoption of this Resolution in accordance with any applicable laws, regulations or policies by any regulatory authority having jurisdiction provided that the authority conferred by this resolution shall expire immediately prior to the next annual meeting of the Corporation unless renewed and such authority shall not extend to:

1.               any transaction inconsistent with or resulting in a fundamental change to the Corporation’s principal business;

2.               any transaction with insiders or related parties to the Corporation or otherwise requiring shareholder approval pursuant to applicable securities legislation, regulations or policies;

3.               any transaction where 50% or more of the shares to be issued are issued to non-arm’s length placees or where such non-arm’s length placees shall have within the previous twelve months acquired more than 20% of the issued shares of the Corporation after giving effect to the particular private placement; and

4.               any transaction resulting in a change in control of the Corporation.